PRESS RELEASE

Clorox Reports Second-Quarter Results and Updates Fiscal 2011 Financial Outlook

OAKLAND, Calif., Feb. 4, 2011 – Consistent with its Jan. 3 press release, The Clorox Company (NYSE: CLX) today reported a 3 percent decline in sales for its fiscal second quarter, which ended Dec. 31. The company also reported 68 cents diluted earnings per share (EPS) from continuing operations for the second quarter, excluding the impact of the previously announced noncash goodwill impairment charge related to the Burt’s Bees business.

All results in this press release are on a continuing operations basis excluding the impairment charge, unless otherwise stated. See “Non-GAAP Financial Information” below and the last two pages of this press release for more information and a reconciliation of key second-quarter results.

Fiscal Second-Quarter Results
“As anticipated, we faced a challenging second quarter and first half of the current fiscal year due to very strong H1N1-related performance in fiscal 2010 and the Venezuela currency devaluation,” said Chairman and CEO Don Knauss. “Looking forward, as we move past these headwinds, we feel good about our plans for the second half of the fiscal year to drive growth. We believe we’ve taken the right steps to invest in the long-term health of our brands and categories and will launch a broad range of new products across categories and countries.”

Excluding the previously announced noncash goodwill impairment charge of $258 million, Clorox reported second-quarter net earnings from continuing operations of $95 million, or 68 cents diluted EPS, versus $93 million, or 66 cents diluted EPS, in the year-ago quarter. Including earnings from discontinued operations of $184 million and the noncash impairment charge, net earnings were $21 million, or 15 cents diluted EPS, compared with $110 million, or 77 cents diluted EPS, in the year-ago quarter.

Second-Quarter Earnings Reconciliation to GAAP

	Q2 Fiscal 2011		Q2 Fiscal 2010
	Net	Diluted	Net	Diluted
	Earnings	EPS	Earnings	EPS
	($ millions)		($ millions)
Earnings from continuing operations	$95	$0.68	$93	$0.66
(before goodwill impairment)
Impact of goodwill impairment	-258	-1.85	--	--
Earnings from continuing operations	-163	-1.17	93	0.66
Earnings from Auto businesses, net of tax(1)	7	0.05	17	0.11
Gain on sale of Auto businesses, net of tax	177	1.27	--	--
Earnings from discontinued operations	184	1.32	17	0.11
GAAP net earnings	$21	$0.15	$110	$0.77

(1)	For Q2 2011, represents diluted EPS on results of the Auto Care businesses from Oct. 1, 2010, through the date of sale on Nov. 5, 2010.

Volume declined 2 percent, primarily due to a comparison against high year-ago shipments of Clorox® disinfecting wipes and other disinfecting products resulting from the H1N1 flu pandemic, as well as weak trends across several of the company’s U.S. categories. These factors were partially offset by mid-single-digit volume growth in Latin America driven by new home care products, higher shipments of Burt’s Bees® natural personal care, and higher shipments of Pine-Sol® cleaners and Glad® trash bags behind product innovation. Overall, sales declined 3 percent to $1.18 billion, due to the impact of lower volume, the Venezuela currency devaluation, and higher trade-promotion spending, partially offset by the benefit of price increases. Excluding the impact of the Venezuela devaluation, second-quarter sales were about equal to the year-ago quarter.

“Although our market share was about flat in U.S. tracked channels, we continue to see share gains on an all-outlet basis reflecting the continued strength of our products in value-oriented retail channels,” said Larry Peiros, executive vice president and chief operating officer, Clorox North America. “In fact, for the past 52-week period, we gained or held share in all but one reported category on an all-outlet basis.”

Gross margin decreased 180 basis points to 41.7 percent from 43.5 percent in the year-ago quarter, when gross margin increased about 350 basis points. The decrease in the current quarter gross margin was primarily driven by unfavorable business and channel mix, higher inflation in manufacturing and logistics, unfavorable foreign exchange almost entirely from Venezuela, and increased trade-promotion spending, partially offset by the benefit of price increases. Strong cost savings more than offset the impact of higher commodity costs.

“Other (income) expense, net” was $12 million income, compared with $18 million expense in the year-ago quarter. The change was primarily related to foreign exchange losses from Venezuela in the year-ago period.

Due to the nondeductible goodwill impairment charge, the company’s effective tax rate for the second quarter was negative. Excluding the noncash charge, the company’s tax rate was 35.6 percent, versus 32.1 percent in the year-ago quarter.

Cash provided by continuing operations decreased to $44 million from $134 million in the year-ago quarter. The year-over-year decrease was primarily due to higher end-of-quarter sales leading to an increase in accounts receivable and the timing of payments for accounts payable and accrued liabilities. For the full fiscal year, the company continues to anticipate free cash flow will be about 10 percent of sales. The company defines free cash flow as cash provided by continuing operations less capital expenditures.

During the quarter, Clorox repurchased 2.1 million shares of the company’s common stock at a cost of $130 million under its ongoing program to offset stock option dilution. As previously announced, the company plans to use the $680 million in after-tax cash proceeds from the sale of its Auto businesses to repurchase shares of its common stock this fiscal year. During the quarter, those proceeds were temporarily used to reduce commercial paper and are also reflected in the company’s cash balance. The share repurchases will be funded from cash on hand, as well as the issuance of new commercial paper.

Key segment results
Following is a summary of key second-quarter results by reportable segment. All comparisons are with the second quarter of fiscal year 2010, unless otherwise stated.

Cleaning
(Laundry, home care, away from home)
  6% volume decline
  6% sales decline
  9% pretax earnings decline

The segment’s volume decline was primarily driven by lower shipments of Clorox® disinfecting wipes and other disinfecting products due to comparison against high H1N1-related sales in the year-ago quarter. Also contributing to the volume decrease were lower shipments of Clorox® laundry additives due to category softness. These results were partially offset by higher shipments of Pine-Sol® dilutable cleaners behind product improvements and increased merchandising activity. Pretax earnings primarily reflected the decline in sales. These results were partially offset by lower selling and administrative expenses and lower advertising and sales promotion. Unfavorable commodity costs were more than offset by cost savings.

Household
(Bags and wraps, charcoal, cat litter)
  1% volume decline
  4% sales decline
  7% pretax earnings decline
The segment’s volume reflects strong growth in Glad® trash bags offset by lower shipments of Glad® food-storage products. The variance between changes in volume and sales was primarily due to increased trade-promotion spending to support the Glad® business and a price rollback on cat litter earlier in the year, partially offset by the benefit of a price increase on Glad® trash bags earlier in the year. Pretax earnings primarily reflected the sales decline. Cost savings more than offset unfavorable commodity costs.

Lifestyle
(Dressings and sauces, water filtration, global natural personal care)
  3% volume growth
  3% sales growth
  15% pretax earnings decline, excluding Burt’s Bees goodwill impairment charge (346% decline including impairment charge)
The segment’s volume growth was driven by Burt’s Bees® natural personal care products and Hidden Valley® salad dressings behind new products and incremental advertising. These results were partially offset by lower shipments of Brita® water-filtration products due to a challenging comparison with high volume in the year-ago quarter. The 15 percent decline in pretax earnings reflected increased advertising and sales promotion, higher selling and administrative expenses and increased manufacturing and logistics costs. Cost savings more than offset unfavorable commodity costs.

International
(All countries outside of the U.S., excluding natural personal care)
  3% volume growth
  1% sales decline
  28% pretax earnings growth
Volume increased primarily due to new home care product launches and category growth in Latin America, partially offset by lower shipments of Glad® products in Australia due to distribution losses. The decline in sales was primarily driven by the Venezuela currency devaluation, substantially offset by the benefit of price increases. Excluding the Venezuela impact, International sales grew 11 percent. Pretax earnings reflected the benefits of volume growth, price increases and cost savings, partially offset by the impact of increased manufacturing costs, higher selling and administrative expenses, and higher commodity costs.

Clorox Updates Fiscal 2011 Financial Outlook
  Flat to 1 percent sales growth (unchanged)
  Flat to -50 basis points gross margin change
  Diluted EPS from continuing operations in the range of $3.85 to $4.00, excluding the goodwill impairment charge

The company continues to anticipate sales growth in the range of flat to 1 percent for the full fiscal year. The company also anticipates gross margins will improve modestly in the second half of its fiscal year behind its strong cost savings pipeline and improving foreign currencies. However, taking into account its second quarter gross margin results and increasing commodity costs, the company now anticipates full-year gross margin results in the range of flat to down 50 basis points.

“We’re cautiously optimistic about the second half of the year,” said Chief Financial Officer Dan Heinrich. “Many of the top-line headwinds we’ve faced are beginning to abate. We’ve now lapped the impact of the prior-year Venezuela devaluation and most of the year-ago H1N1-related sales. We should also benefit from recent market share gains and product innovation across nearly all of our categories. Despite rising commodity prices, we’re projecting improved gross margin performance in the second half of the fiscal year, and expect our full year gross margin to remain near our recent historic high level.”

Clorox now anticipates full-year diluted EPS from continuing operations, excluding the noncash goodwill impairment charge, in the range of $3.85 to $4.00 compared with diluted EPS from continuing operations of $3.69 for the prior fiscal year. This updated range reflects the sales outlook and impact of the change in timing of share repurchases that the company announced on Jan. 3, as well as the updated full-year gross margin outlook noted above.

For more detailed financial information
Visit the Investors: Financial Results section of the company’s Web site at www.TheCloroxCompany.com for the following:
  Supplemental volume and sales growth information
  Supplemental gross margin driver information
  Reconciliation of certain non-GAAP financial information, including earnings before interest and taxes (EBIT) and earnings before interest, taxes, depreciation and amortization (EBITDA)
  Supplemental balance sheet and cash flow information
  Supplemental price-change information
Note: Percentage and basis-point changes noted in this news release are calculated based on rounded numbers. Supplemental materials are available in the Financial Results section of the company’s website at www.TheCloroxCompany.com

Today’s webcast
Today at 10:30 a.m. Pacific time (1:30 p.m. Eastern time), Clorox will host a live audio webcast of a discussion with the investment community regarding the company’s second-quarter results. The webcast can be accessed at http://investors.thecloroxcompany.com. Following a live discussion, a replay of the webcast will be archived for one week on the company’s website.

The Clorox Company
The Clorox Company is a leading manufacturer and marketer of consumer products with 8,300 employees and fiscal year 2010 revenues of $5.2 billion. Clorox markets some of consumers' most trusted and recognized brand names, including its namesake bleach and cleaning products, Green Works® naturally derived home care products, Pine-Sol® cleaners, Poett® home care products, Fresh Step® cat litter, Kingsford® charcoal, Hidden Valley® and K C Masterpiece® dressings and sauces, Brita® water-filtration products, Glad® bags and wraps and containers, and Burt’s Bees® natural personal care products. Nearly 90 percent of Clorox Company brands hold the No. 1 or No. 2 market share positions in their categories. The company’s products are manufactured in more than two dozen countries and sold in more than 100 countries. Clorox is committed to making a positive difference in the communities where its employees work and live. Founded in 1980, The Clorox Company Foundation has awarded cash grants totaling more than $80 million to nonprofit organizations, schools and colleges. In fiscal year 2010 alone, the foundation awarded $3.5 million in cash grants, and Clorox made product donations valued at $8.8 million. For more information about Clorox, visit www.TheCloroxCompany.com.

Forward-looking statements
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), and such forward-looking statements involve risks and uncertainties. Except for historical information, matters discussed above, including statements about future volume, sales, costs, cost savings, earnings, cash flows, plans, objectives, expectations, growth, or profitability, are forward-looking statements based on management’s estimates, assumptions and projections. Words such as “will,” “could,” “may,” “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations on such words, and similar expressions, are intended to identify such forward-looking statements. These forward-looking statements are only predictions, subject to risks and uncertainties, and actual results could differ materially from those discussed above. Important factors that could affect performance and cause results to differ materially from management’s expectations are described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Annual Report on Form 10-K for the year ended June 30, 2010, as updated from time to time in the company’s SEC filings. These factors include, but are not limited to: the company’s costs, including volatility and increases in commodity costs such as resin, diesel, chlor-alkali, sodium hypochlorite, agricultural commodities and other raw materials; increases in energy costs; the ability of the company to implement and generate expected savings from its programs to reduce costs, including its supply chain restructuring and other restructuring plans; supply disruptions or any future supply constraints that may affect key commodities or product inputs; risks inherent in relationships with suppliers, including sole-source or single-source suppliers; risks related to the handling and/or transportation of hazardous substances, including, but not limited to, chlorine; the success of the company’s strategies; the ability to manage and realize the benefits of joint ventures and other cooperative relationships, including the company’s joint venture regarding the company’s Glad® plastic bags, wraps and containers business, and the agreements relating to the provision of information technology, procure to pay and other key services by third parties; risks relating to acquisitions, mergers and divestitures, including the company’s ability to achieve the updated strategic and financial benefits from the Burt’s Bees® acquisition or the company’s ability to successfully implement changes resulting from divestitures, including the sale of the global Auto Care businesses, and the costs associated therewith; risks inherent in maintaining an effective system of internal controls, including the potential impact of acquisitions or the use of third-party service providers, and the need to refine controls to adjust for accounting, financial reporting and other organizational changes or business conditions; the ability of the company to successfully manage tax, regulatory, product liability, intellectual property, environmental and other legal matters, including the risk resulting from joint and several liability for environmental contingencies and risks inherent in litigation, including class action litigation; risks related to maintaining and updating the company’s information systems, including potential disruptions, costs and the ability of the company to implement adequate information systems in order to support the current business and to support the company’s potential growth; the success of new products and the ability of the company to develop products that delight the consumer; consumer and customer reaction to price increases; competitive actions; risks related to customer concentration; customer-specific ordering patterns and trends; risks arising out of natural disasters; the impact of disease outbreaks, epidemics or pandemics on the company’s, suppliers’ or customers’ operations; changes in the company’s tax rate; continuing unfavorable worldwide general economic and marketplace conditions and events, including consumer confidence and consumer spending levels, the rate of economic growth, the rate of inflation or deflation, and the financial condition of the company’s customers, suppliers and service providers; foreign currency exchange rate and interest rate fluctuations; unfavorable political conditions in international markets and risks relating to international operations; the impact of the volatility of the debt markets on the company’s cost of borrowing and access to funds, including commercial paper and its credit facility; risks relating to changes in the company’s capital structure, including risks related to the company’s ability to execute on share repurchase plans and the impact thereof on the company’s capital structure and earnings per share; the need for any unanticipated restructuring or asset-impairment charges; risks arising from declines in cash flow, whether resulting from declining sales, higher cost levels, tax payments, debt payments, share repurchases, interest cost increases greater than management’s expectations, or increases in debt or changes in credit ratings, or otherwise; and the company’s ability to maintain its business reputation and the reputation of its brands.

The company’s forward-looking statements in this press release are based on management’s current views and assumptions regarding future events and speak only as of their dates. The company undertakes no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise, except as required by the federal securities laws.

Non-GAAP financial information
This press release contains non-GAAP financial information relating to diluted EPS, sales growth and gross margin. Included on the last page of this release is a reconciliation of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with generally accepted accounting principles in the U.S. (GAAP).

The company has disclosed information related to diluted EPS, sales and gross margin on a non-GAAP basis to supplement its condensed consolidated statements of earnings presented in accordance with GAAP. These non-GAAP financial measures exclude certain items that are included in the company’s EPS, sales and gross margin reported in accordance with GAAP, including:
  Charges associated with simplification of the company’s supply chain and other restructuring-related charges.
  The impact of foreign exchange and foreign currency transactions.
  The impact of the sale of the company’s auto care businesses.
  The noncash goodwill impairment charge.
  Customer pick-up allowances.
Management believes that these non-GAAP financial measures provide useful additional information to investors about current trends in the company’s operations and are useful for period over period comparisons of operations. These non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures. In addition, these non-GAAP measures may not be the same as similar measures provided by other companies due to potential differences in methods of calculation and items being excluded. They should only be read in connection with the company’s condensed consolidated statements of earnings presented in accordance with GAAP.

See the following pages for these unaudited second-quarter results:
  Condensed Consolidated Statements of Earnings, Reportable Segment Information and Condensed Consolidated Balance Sheets
  Reconciliation of Second-Quarter Sales Growth, Gross Margin and Diluted EPS
Media relations
Kathryn Caulfield 510-271-7209, kathryn.caulfield@clorox.com

Investor relations
Li-Mei Johnson 510-271-3396, li-mei.johnson@clorox.com

Steve Austenfeld 510-271-2270, steve.austenfeld@clorox.com

For recent presentations made by company management and other investor materials, visit http://investors.thecloroxcompany.com/events.cfm.

The Clorox Company

Condensed Consolidated Statements of Earnings (Unaudited)
Dollars in millions, except per share amounts

	Three Months Ended		Six Months Ended
	12/31/2010	12/31/2009	12/31/2010	12/31/2009
Net sales	$1,179	$1,215	$2,445	$2,518
Cost of products sold	687	686	1,392	1,406
Gross profit	492	529	1,053	1,112

Selling and administrative expenses	180	185	361	357
Advertising costs	117	123	235	245
Research and development costs	28	29	57	55
Goodwill impairment	258	-	258	-
Interest expense	33	37	65	73
Other (income) expense, net	(12)	18	(13)	28
Earnings (losses) from continuing operations before income taxes	(112)	137	90	354
Income taxes on continuing operations	51	44	113	121
Earnings (losses) from continuing operations	(163)	93	(23)	233
Discontinued operations:
Earnings from Auto businesses, net of tax	7	17	23	34
Gain on sale of Auto businesses, net of tax	177	-	237	-
Earnings from discontinued operations	184	17	260	34
Net earnings	$21	$110	$237	$267

Earnings (losses) per share
Basic
Continuing operations	$(1.17)	$0.66	$(0.17)	$1.65
Discontinued operations	1.32	0.12	1.87	0.24
Basic net earnings per share	$0.15	$0.78	$1.70	$1.89

Diluted
Continuing operations	$(1.17)	$0.66	$(0.17)	$1.64
Discontinued operations	1.32	0.11	1.87	0.24
Diluted net earnings per share	$0.15	$0.77	$1.70	$1.88

Weighted average shares outstanding (in thousands)
Basic	138,678	140,303	139,077	140,023
Diluted	138,678	141,528	139,077	141,211

The Clorox Company

Reportable Segment Information
(Unaudited)
Dollars in millions

Second Quarter	Net Sales			Earnings/(Losses) from Continuing Operations Before Income Taxes
	Three Months Ended			Three Months Ended
	12/31/2010	12/31/2009 (2)	% Change (1)	12/31/2010	12/31/2009 (2)	% Change (1)
Cleaning Segment	$354	$378	-6%	$64	$70	-9%
Household Segment	320	334	-4%	25	27	-7%
Lifestyle Segment (3)	218	212	3%	(192)	78	-346%
International Segment	287	291	-1%	41	32	28%
Corporate	-	-	0%	(50)	(70)	-29%
Total Company	$1,179	$1,215	-3%	$(112)	$137	-182%

Year-to-Date	Net Sales			Earnings/(Losses) from Continuing Operations Before Income Taxes
	Six Months Ended			Six Months Ended
	12/31/2010	12/31/2009 (2)	% Change (1)	12/31/2010	12/31/2009 (2)	% Change (1)
Cleaning Segment	$803	$832	-3%	$185	$189	-2%
Household Segment	674	715	-6%	78	82	-5%
Lifestyle Segment (3)	419	412	2%	(134)	144	-193%
International Segment	549	559	-2%	81	75	8%
Corporate	-	-	0%	(120)	(136)	-12%
Total Company	$2,445	$2,518	-3%	$90	$354	-75%

(1)	Percentages based on rounded numbers.
(2)	As a result of the Auto Businesses' results being included in discontinued operations in the three and six months ended December 31, 2010, the prior comparative period has been reclassified to conform with current period presentation.
(3)	The earnings/(losses) from continuing operations before income taxes for the Lifestyle segment includes a $258 noncash goodwill impairment charge for the Burt's Bees business for the three and six months ended December 31, 2010.

The Clorox Company

Condensed Consolidated Balance Sheets (Unaudited)
Dollars in millions

	12/31/2010	6/30/2010	12/31/2009
ASSETS
Current assets
Cash and cash equivalents	$379	$87	$154
Receivables, net	440	540	419
Inventories, net	412	332	378
Assets held for sale	-	405	401
Other current assets	113	125	116
Total current assets	1,344	1,489	1,468
Property, plant and equipment, net	973	966	924
Goodwill	1,063	1,303	1,299
Trademarks, net	551	550	547
Other intangible assets, net	90	96	98
Other assets	137	144	146
Total assets	$4,158	$4,548	$4,482

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Notes and loans payable	$3	$371	$25
Current maturities of long-term debt	300	300	575
Accounts payable	326	409	298
Accrued liabilities	443	491	437
Income taxes payable	104	74	35
Total current liabilities	1,176	1,645	1,370
Long-term debt	2,125	2,124	2,435
Other liabilities	704	677	626
Deferred income taxes	29	19	24
Total liabilities	4,034	4,465	4,455

Contingencies

Stockholders’ equity
Common stock	159	159	159
Additional paid-in capital	610	617	576
Retained earnings	994	920	753
Treasury shares	(1,321)	(1,242)	(1,144)
Accumulated other comprehensive net losses	(318)	(371)	(317)
Stockholders’ equity	124	83	27
Total liabilities and stockholders’ equity	$4,158	$4,548	$4,482

The Clorox Company

The tables below present the reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures and other supplemental information. See “Non-GAAP Financial Information” above for further information regarding the company’s use of non-GAAP financial measures.

Second-Quarter Sales Growth Reconciliation

Note: Q2 FY10 sales growth has been adjusted to reflect the reporting of the Auto businesses in discontinued operations in Q1 FY11.

	Fiscal 2011	Fiscal 2010
Base sales growth	-0.3%	4.0%
Foreign exchange – Venezuela	-2.9	--
Foreign exchange – All other	0.7	1.3
Incremental customer pick-up allowances	-0.5	--
Total sales growth	-3.0%	5.3%

Second-Quarter Gross Margin Reconciliation

Note: Q2 FY10 gross margin drivers have not been adjusted to reflect the reporting of the Auto businesses in discontinued operations in Q1 FY11.

Q2 fiscal 2010 gross margin
(adjusted for discontinued		Q2 fiscal 2009 gross margin (as
operations)	43.5%	previously reported)	40.0%
Commodities	-1.5	Commodities	3.0
Cost savings	1.8	Cost savings	1.6
Pricing	1.0	Pricing	0.8
Logistics and manufacturing	-0.8	Logistics and manufacturing	-0.8
Incremental customer pick-up		Incremental customer pick-up
allowances	0.2	allowances	0.0
Other *	-2.6	Other	-0.6
Q2 fiscal 2011 gross margin before		Q2 fiscal 2010 gross margin before
impact of charges	41.6	impact of charges	44.0
Restructuring-related charges	0.1	Restructuring-related charges	-0.1
Impact of Auto divestiture	--	Impact of Auto divestiture	-0.4
		Q2 fiscal 2010 gross margin
Q2 fiscal 2011 gross margin	41.7%	(adjusted for discontinued	43.5%
		operations)

* “Other” drivers in gross margin include business and channel mix (-100 bps), negative foreign currency translation and transaction impacts (-60 bps), higher trade-promotion spending (-40 bps), and increases in other costs.

Second-Quarter Diluted EPS Reconciliation

Note: The following table reflects the reclassification of the Auto businesses to discontinued operations in Q1 FY11.

	Fiscal 2011	Fiscal 2010
		As previously reported	Adjusted for discontinued operations
Diluted EPS – non-GAAP	$0.79	$0.89	$0.78
Foreign exchange impact	-0.08	-0.09	-0.09
Restructuring and restructuring-related charges	-0.03	-0.03	-0.03
Diluted EPS – continuing operations (excl. impairment)	0.68	0.77	0.66
Impact of goodwill impairment	-1.85	--	--
Diluted EPS – continuing operations	-1.17	0.77	0.66
Earnings from Auto businesses, net of tax	0.05	--	0.11
Gain on sale of Auto businesses, net of tax	1.27	--	--
Diluted EPS – GAAP	$0.15	$0.77	$0.77